QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

ACCOUNTANTS' CONSENT

The Ballantyne Board of Directors
Ballantyne of Omaha, Inc.:

    We consent to incorporation by reference in the Registration Statement No. 333-03849 on Form S-8 and No. 333-22357 on Form S-3 of Ballantyne of Omaha, Inc. of our report dated January 19, 2001, except as to note 5, which is March 15, 2001, relating to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

KPMG LLP

Omaha, Nebraska
March 31, 2001

QuickLinks

ACCOUNTANTS' CONSENT